Exhibit 99.1

NEWS RELEASE Contact Information: JT Hand, President & CEO jth@yorkwater.com -OR- Matthew E. Poff, Chief Financial Officer matthewp@yorkwater.com 717-845-3601	130 East Market Street York, PA 17401

THE YORK WATER COMPANY ANNOUNCES CLOSING OF ITS
COMMON STOCK PUBLIC OFFERING

York, Pennsylvania, April 22, 2026:  The York Water Company (“York Water” or the “Company”) (NASDAQ: YORW), a provider of water and wastewater utility services, announced today the closing of the underwriters’ full exercise of the underwriters’ option to purchase 228,261 additional shares along with the previously-announced public offering of 1,521,739 shares of the Company’s common stock at a price to the public of $28.50 per share. The net proceeds to York Water from the purchase of such additional shares was approximately $6.3 million, bringing the total net proceeds from the offering, after deducting the underwriting discounts and commissions and other offering expenses, to approximately $47.7 million.

York Water intends to use the net proceeds from the offering for general corporate purposes, including our capital investment program, repayment of outstanding indebtedness, and potential acquisitions.

Huntington Capital Markets is acting as sole book-running manager and Seaport Global Securities is acting as co-manager for the offering.

The offering was made by means of a prospectus supplement and an accompanying prospectus. A prospectus supplement relating to the offering has been filed with the SEC. Copies of the prospectus supplement and the accompanying prospectus may be obtained by visiting EDGAR on the SEC’s website at www.sec.gov or from: Huntington Securities, Inc., 41 South High Street, Columbus, OH 43215, or by email at ecm_syndicate@huntington.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This news release may contain forward-looking statements. The Company undertakes no duty to update any forward-looking statement. More information concerning forward-looking statements can be found in the Company’s filings with the SEC at sec.gov.

###